March 9, 1998




Dear Fellow Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Hibernia Corporation at 10:00 a.m. Tuesday, April 21, 1998. A notice that describes the items on which you may vote and a Proxy Statement are enclosed.

     The meeting will be held at the Pan-American Life Center Auditorium, 11th Floor, 601 Poydras Street, New Orleans, Louisiana. Free parking, on a limited basis, will be available in the parking ramp at 601 Poydras Street (entrance on Camp Street). If you park in this location, please bring your parking ticket stub to the meeting so that it can be validated for you.

At the meeting you will be asked to:

     .    elect seven directors, each for a three-year term;

     . approve an amendment to the Articles of Incorporation of the Company to increase the number of shares of Class A Common Stock authorized for issuance; and

     . ratify the appointment of Ernst & Young LLP as independent auditors for 1997. 1997.

Your Board of Directors recommends that you vote "FOR" each proposal.

     Regardless of the number of shares you own, it is very important that you vote them at the meeting. You may vote either in person or by proxy. Even if you plan to attend the meeting, please take a moment now to sign, date and mail the enclosed proxy in the postage-paid envelope so that your vote may be counted.

     Thank you for your cooperation and continued support.

                                          Sincerely,


                                           /s/ STEPHEN A. HANSEL
                                          Stephen A. Hansel
                                          President
                                          and Chief Executive Officer






                                  PROXY
                              HIBERNIA CORPORATION

                  P. O. Box 61540 New Orleans, Louisiana 70161

                      SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING, APRIL 21, 1998

     The undersigned hereby appoints Susan Klein,  Patricia C. Meringer and Gary
L. Ryan, or any of them (each with full power to act alone and with power of substitution), proxies for the undersigned to vote all shares of Hibernia Corporation (the "Company") that the undersigned is entitled to vote at the 1998 Annual Meeting of Shareholders of the Company. The 1998 Annual Meeting will be held in the Auditorium of the Pan-American Life Center, 11th Floor, 601 Poydras Street, New Orleans, Louisiana, at 10:00 a.m. on Tuesday, April 21, 1998. The proxies may also vote these shares at any adjournment or postponement of the 1998 Annual Meeting, as indicated on the reverse of this proxy. In their discretion, they may also vote these shares on such other matters as may properly come before the meeting. The undersigned acknowledges receipt of the Company's notice and accompanying Proxy Statement.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted "FOR" the nominees named in Proposal 1 (including any substitute nominee) and "FOR" Proposals 2 and 3. In addition, if any other business properly comes before the 1998 Annual Meeting that requires a shareholder vote, shares represented by signed proxy cards will be voted by the proxies listed above in their discretion. All shareholders are encouraged to read the Proxy
Statement that accompanies this proxy card carefully for further information concerning each of the Proposals.

PROPOSAL 1     TO ELECT DIRECTORS


               NOMINEES TO SERVE UNTIL THE 2001 ANNUAL MEETING OF  SHAREHOLDERS:
               Robert H. Boh, J. Herbert Boydstun, E.R. "Bo" Campbell, Richard A. Freeman, Jr., Stephen A. Hansel, Elton R. King, and Dr. James R. Peltier

               (a)  ____ FOR

               (b)  ____  WITHHELD FOR ALL

INSTRUCTION: If you wish to withhold authority selectively to vote for any individual nominee, strike a line through the nominee's name above:


PROPOSAL 2     TO  AMEND  THE  COMPANY'S ARTICLES  OF  INCORPORATION TO INCREASE
               THE   NUMBER   OF   SHARES   OF   CLASS A COMMON STOCK AUTHORIZED
               FOR ISSUANCE FROM 200 MILLION TO 300 MILLION SHARES

               (a) ____ FOR    (b) ____ AGAINST        (c) ____ ABSTAIN


PROPOSAL 3     TO    RATIFY   THE    APPOINTMENT   OF   ERNST  &  YOUNG  LLP  AS
               INDEPENDENT AUDITORS FOR HIBERNIA CORPORATION FOR 1998

               (a) ____ FOR    (b) ____ AGAINST        (c) ____ ABSTAIN


               IN     YOUR     DISCRETION   FOR   SUCH  OTHER  BUSINESS  AS  MAY
               PROPERLY   COME   BEFORE   THE   MEETING  OR  ANY  ADJOURNMENT OR
               POSTPONEMENT THEREOF.


                           The undersigned hereby revokes all proxies heretofore given in connection with the 1998 Annual Meeting. PLEASE SIGN, DATE AND RETURN IN ENCLOSED ENVELOPE



Signature:__________________________         Dated: __________________ __, 1998



Note:      Please sign exactly as name(s)  appear(s) above.  Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.





                              HIBERNIA CORPORATION
                                 P. O. Box 61540
                          New Orleans, Louisiana 70161



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 April 21, 1998




TO HIBERNIA SHAREHOLDERS:

        You are hereby notified that the Annual Meeting of Shareholders of Hibernia Corporation (the "Company") will be held in the Auditorium of the Pan-American Life Center, 11th Floor, 601 Poydras Street, New Orleans, Louisiana, at 10:00 a.m. on Tuesday, April 21, 1998. The following matters will be voted upon at the Meeting:

          1. The election of seven persons to serve as Directors of the Company until the 2001 Annual Meeting of Shareholders or until their successors are elected and qualified;

          2. The approval of an amendment to the Articles of Incorporation of the Company to increase the number of shares of Class A Common Stock of the Company authorized for issuance to 300,000,000; and

          3. The ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for 1998.

        In addition, any other business that properly comes before the meeting or any adjournment or postponement thereof will be acted upon.

        Shareholders of record at the close of business on February 27, 1998 are entitled to notice of the Annual Meeting and to vote at the Annual Meeting. If there is any adjournment or postponement of the Meeting, those shareholders of record will be entitled to vote at the adjournment or postponement as well.

        Please read the accompanying Proxy Statement carefully for further information concerning the proposals that will be presented at the Annual Meeting. We encourage you to read the Proxy Statement before you complete your proxy card.

        Please sign and date the enclosed proxy and return it in the envelope provided as promptly as possible. You may revoke your proxy in the ways described in the Proxy Statement.

                                       By Order of the Board of Directors


                                       /s/ PATRICIA C. MERINGER
                                       Patricia C. Meringer
                                       Secretary

New Orleans, Louisiana
March 9, 1998




                               TABLE OF CONTENTS

PROXY  SOLICITATION  AND VOTING OF PROXIES
 Owners of 5% or More of the Company's Common Stock
 How Proxies Will Be Voted

VOTING PROCEDURES
 Election of Directors
 Other Proposals

PROPOSAL NO. 1 ELECTION OF DIRECTORS
 Your Directors
  Directors Nominated to Serve Until the 2001 Annual Meeting
  Directors Whose Terms Continue after the 1998 Annual Meeting

Board Meetings and Committees
Executive Compensation and Benefits
 Annual Compensation
 Stock Option and Stock Appreciation Rights ("SAR's") Grants
 Long-Term Incentive Plan Awards
Compensation of Directors
Employment Agreements and Change of Control Arrangements
Additional Information with Respect to Compensation Committee Interlocks and Insider Participation in Compensation Decisions
Report of the Executive Compensation Committee
Stock Performance Graph
Transactions with Related Parties
Indebtedness of Related Parties
Compliance with Section 16(a) of the Securities Exchange Act of 1934 Vote Required and Recommendation

PROPOSAL NO. 2 AMENDMENT OF THE ARTICLES OF INCORPORATION
 TO INCREASE THE NUMBER OF SHARES OF CLASS A COMMON
 STOCK AUTHORIZED

 Board of Directors Approval and Vote
 Vote Required and Recommendation

PROPOSAL NO. 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

 Vote Required and Recommendation

SOLICITATION OF PROXIES
SHAREHOLDER PROPOSALS
OTHER MATTERS
ANNUAL REPORT


                              CERTAIN DEFINITIONS


     We have capitalized certain terms and used them in this Proxy Statement for ease of reference . Those terms and their definitions are included below:

     Banks: Hibernia National Bank and Hibernia National Bank of Texas, subsidiaries of the Company

     Board or Board of Directors: the Board of Directors of Hibernia Corporation


     Company or Hibernia:  Hibernia Corporation

     Common Stock:  Class A Common Stock of Hibernia Corporation

     Executives: the five executive officers of Hibernia included in the Summary Compensation Table and for whom compensation information is included in this Proxy Statement (Messrs. Hansel, Boydstun, Domingos, Flurry and Wright)

     Annual Meeting or Meeting: the 1998 Annual Meeting of Shareholders of Hibernia Corporation

     Record Date: February 27, 1998, the date on which an individual must be a shareholder of record of the Company to be entitled to notice of and to vote at the Meeting

     Director:  a member of the Board of Directors of the Company




                              HIBERNIA CORPORATION
                                P. O. Box 61540
                          New Orleans, Louisiana 70161
                               ------------------
                           PRELIMINARY PROXY STATEMENT
                               ------------------
                         ANNUAL MEETING OF SHAREHOLDERS

                                 April 21, 1998

                    PROXY SOLICITATION AND VOTING OF PROXIES

     Your proxy is solicited by the Board of Directors of Hibernia Corporation for use at its 1998 Annual Meeting of Shareholders to be held at 10:00 a.m. on Tuesday, April 21, 1998 in the Auditorium of the Pan-American Life Center, 11th Floor, 601 Poydras Street, New Orleans, Louisiana and any adjournment or postponement thereof. This Proxy Statement is being furnished in connection with the Annual Meeting.

     Only shareholders of record as of the close of business on February 27, 1998 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. As of that date there were ___________ shares of Class A Common Voting Stock, no par value (the "Common Stock") issued, and outstanding, and no shares of Common Stock held in the Company's treasury. The Common Stock is the only class of outstanding voting securities. Each share is entitled to one vote on all matters to come before the Meeting.

Owners of 5% or More of the Company's Common Stock

     To the best knowledge of the Board of Directors, there was only one shareholder that beneficially owned more than 5% of the Company's outstanding Common Stock as of the Record Date. Information about that shareholder and its ownership interest in the Company is included below for your information.

     The Prudential Insurance Company of America ("Prudential") filed a Schedule 13G with the Securities and Exchange Commission ("SEC") on September 9, 1993 and amended that Schedule on February 10, 1998 stating that, as of December 31, 1996, Prudential beneficially owned more than 5% of the Company's outstanding Common Stock. Prudential's filing states that it beneficially owned 8,161,645 (6.25%) shares of the Company's Common Stock at that time. These amounts include the shares owned by Jennison discussed below). Prudential holds the Common Stock reflected in this filing primarily through separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or affiliates. Jennison Associates Capital Corp., a subsidiary of Prudential ("Jennison"), has filed a separate Schedule 13G, which was amended on February 10, 1998 and indicated that Jennison beneficially owned 8,138,100 shares (6.23%) of the Company's Common Stock at that time. All of these shares are included in the shares disclosed in Prudential's Schedule 13G. Both filings certify that those securities were acquired in the ordinary course of its business and not with the purpose or effect of changing or influencing the control of the Company.
Shareholders should note that the percentages of ownership listed in these filings (16.25% for Prudential and 6.23% for Jennison) are slightly higher than the actual ownership percentages of these two companies at year-end 1997. Based upon shares of Common Stock outstanding on December 31, 1997, Prudential's ownership on that date was 6.14% and Jennison's was 6.12%. Prudential's mailing address is Prudential Plaza, Newark, New Jersey 07102-3777.

     The   approximate   date  of  mailing  of  this  Proxy  Statement  and  the
accompanying form of proxy is March 9, 1998.

How Proxies Will Be Voted

     If a shareholder specifies in his proxy how his shares should be voted and his proxy is properly executed and received prior to the Annual Meeting, the shares represented by that proxy will be voted as specified. If a shareholder makes no specification, the proxy will be voted FOR the election of the nominees listed herein under "Election of Directors" and in favor of Proposals 2 and 3. If any other matters are considered at the Meeting, proxies will be voted by the proxy holder in his or her discretion.

     If a proxy is marked "Abstain" as to any proposal, the shares represented by that proxy will not be considered a vote in favor of or against the proposal so marked. Broker nonvotes (in which brokers fail to vote shares on behalf of beneficial owners) will not be treated as present or represented at the Meeting.

     A proxy may be revoked by written notice to the Secretary of the Company. A proxy may also be revoked by delivering a properly executed proxy that is dated later than the previous proxy, at any time prior to the time the original proxy is voted. A proxy may also be revoked by a shareholder who attends and votes in person at the Meeting.

                               VOTING PROCEDURES

Election of Directors

     Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting. The seven nominees receiving the most votes will be elected as directors of the Company, each to serve a three-year term. Only shares that are voted in favor of a particular nominee will be counted toward that nominee's achievement of a plurality. Shares present at the Meeting that are not voted for a particular nominee or shares present by proxy as to which the shareholder properly withheld authority to vote for the nominee (including broker nonvotes) will not be counted toward the nominee's achievement of a plurality.

Other Proposals

     For purposes of the Annual Meeting, the affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy at the meeting for a particular matter is required for the matter (other than the election of directors) to be deemed an act of the shareholders. With respect to abstentions, the shares are considered present at the meeting for the proposal, but, because they are not affirmative votes for approval of the proposal, they will have the same effect as votes cast against the proposal. With respect to broker nonvotes, the shares are not considered present at the Annual Meeting for the proposal as to which the broker withheld authority. Consequently, broker nonvotes are not counted with regard to the proposal, but they have the effect of reducing the number of affirmative votes required to approve the proposal, because they reduce the total number of shares present or represented, from which a majority is calculated.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

     You are being asked to elect seven individuals as Directors. These individuals will serve as Directors of the Company until the 2001 Annual Meeting of Shareholders or until their respective successors have been duly elected and qualified, if they are elected by the shareholders.

     The Board of Directors has fixed the number of Directors at 20. The Board is divided into three approximately equal classes with terms expiring in successive years. When Mr. Shackelford retires at the Annual Meeting, the number of Directors will be reduced to 19.

     The individuals who have been nominated for election at the Annual Meeting are listed below under the caption "Directors Nominated to Serve Until the 2001 Annual Meeting of Shareholders". All of these persons are currently Directors of the Company. All of these individuals except Dr. James R. Peltier were elected by the shareholders at previous annual meetings.

     If any nominee for election as a Director is unable or unwilling to serve, the persons named in the accompanying proxy will vote for the other nominees and any substitute nominees as may have been nominated by the Board of Directors. The Board has no reason to believe that any nominee will be unable or unwilling to serve.

     The information included below also contains biographical and other data concerning Directors whose terms of office continue after the 1998 Annual Meeting.

     A Director who has attained the age of 71 is generally required by the Bylaws to retire at the next Annual Meeting of Shareholders. Under certain circumstances the Board of Directors may permit a Director to remain in office beyond that time and until expiration of his term as a Director.

     Mr. Shackelford has reached the age of 71 and will retire as a Director as of the Annual Meeting.


Your Directors

Directors Nominated to Serve Until the 2001 Annual Meeting

Robert H. Boh, age 67, is the Chairman of the Board and has served Hibernia as a Director since 1968. Mr. Boh is also Chairman and former President and Chief Executive Officer of Boh Bros. Construction Co., LLC and Boh Company, LLC, construction companies headquartered in New Orleans. Mr. Boh is also a director of Tidewater Inc.

J. Herbert Boydstun, age 51, is Chairman of the Southwest Region for Hibernia Corporation and Hibernia National Bank. From 1982 to 1994, Mr. Boydstun served as the President and a Director of First National Bank of West Monroe and its holding company, First Bancorp of Louisiana, Inc., which Hibernia acquired by merger in 1994. Mr. Boydstun has been a Director of the Company since 1994.

E. R. "Bo" Campbell, age 57, is the Vice Chairman of the Board and the Chairman of the Northern Region for Hibernia Corporation and Hibernia National Bank. From 1977 to 1992, Mr. Campbell served as President, and from 1992 to 1994, Chairman of the Board, of Pioneer Bank & Trust Company (Shreveport) and its holding company, Pioneer Bancshares Corporation, which Hibernia acquired by merger in 1994. Mr. Campbell has been a Director of the Company since 1994.

Richard W. Freeman, Jr., age 59, has served as a member of the Company's Board since 1981. Mr. Freeman is the proprietor of the Oak Hill Ranch, which engages in livestock ranching.

Stephen A. Hansel, age 50, is the President and Chief Executive Officer of Hibernia Corporation and Hibernia National Bank. Mr. Hansel has held that position since 1992, when he joined Hibernia and its Board of Directors.

Elton R. King , age 51, is Group President - Network & Technology and a director of BellSouth Telecommunications, Inc., a public utility headquartered in Atlanta, Georgia. Mr. King joined Hibernia's Board in 1994.

Dr. James R. Peltier, age 67, is the newest member of Hibernia's Board, having been elected in February 1998. Dr. Peltier practices oral and maxofacial surgery in Thibodaux, Louisiana and formerly served as the Chairman of the board of directors of ArgentBank, which Hibernia acquired by merger earlier this year.


Directors Whose Terms Continue After the 1998 Annual Meeting

Directors Whose Terms Continue Until the 1999 Annual Meeting of Shareholders

Robert T. Holleman, age 67, is an independent geologist serving the oil and gas exploration industry. Mr. Holleman is also the Chairman of CamAm Industries, USA, Ltd. and Chairman of Hibernia National Bank's Lafayette City Board of Directors. Mr. Holleman has served as a Director of Hibernia since 1986.

Sidney W. Lassen, age 63, is the Chairman of the Board and Chief Executive Officer of Sizeler Realty Co., Inc., a public company engaged in shopping center development and Sizeler Property Investors, Inc., an affiliated real estate investment trust. Mr. Lassan has served as a Director of Hibernia since 1985.

William C. O'Malley, age 61, is the Chairman of the Board, President and Chief Executive Officer of Tidewater Inc., a public offshore marine transportation, shipyard facilities and containerized shipping company headquartered in New Orleans. Mr. O'Malley joined the Hibernia Board in 1995.

Janee M. "Gee" Tucker, age 51, is the President and Chief Operating Officer of Tucker and Associates, Inc., a management consulting firm headquartered in New Orleans. Ms. Tucker joined the Hibernia Board in 1995.

Directors Whose Terms Continue Until the 2000 Annual Meeting of Shareholders

J. Terrell Brown, age 58, is the President, Chief Executive Officer and a director of United Companies Financial Corporation, a public financial services company headquartered in Baton Rouge, Louisiana. Mr. Brown is also a director of Sizeler Properties, Inc. Mr. Brown has served as a Director of Hibernia since 1986.

Dick H. Hearin, age 63, is the Managing Partner of Hearin Properties, which engages in real estate investments and is headquartered in Baton Rouge. Mr. Hearin has served on the Hibernia Board since 1986.

Laura A. Leach, age 58, is the Secretary-Treasurer and a director of Sweet Lake Land & Oil Company, Inc., which is headquartered in Lake Charles, Louisiana and engages in agriculture and land management and oil and gas production. Ms. Leach was formerly a member of the Board of Directors of Calcasieu Marine National Bank, which Hibernia acquired by merger in 1996. Ms. Leach joined the Hibernia Board after that merger in 1996.

James R. Murphy , age 63, is the Chairman of Hibernia National Bank of Texas (formerly The Texarkana National Bank). From 1986 to 1996, Mr. Murphy served as Chairman of The Texarkana National Bank and its holding companies, Texarkana National Bancshares, Inc. and TNB Holding Company. Mr. Murphy joined the
Hibernia Board in 1997 following the merger of Texarkana National Bancshares into the Company.

Donald J. Nalty, age 64, is the Vice Chairman of Corporate Development for Hibernia Corporation and Hibernia National Bank. Mr. Nalty has served on Hibernia's Board since 1966.

Robert T. Ratcliff, age 55, is the President and Chief Executive Officer of Ratcliff Construction Company, Inc., a commercial and industrial construction company headquartered in Alexandria, Louisiana. Mr. Ratcliff is also a director of Central Louisiana Electric Company, Inc. Mr. Ratcliff joined the Hibernia Board in 1994.

Virginia E. Weinmann, age 68, is the proprietor of Waverly Enterprises, an investment firm headquartered in New Orleans. Ms. Weinmann rejoined the Hibernia Board in 1994, after having served as a Director from 1977-1989.

Robert E. Zetzmann, age 69, engages primarily in managing properties and investments. Mr. Zetzmann formerly served as President of Zetz 7-Up Bottling Co., Inc., a manufacturer and distributor of carbonated beverages. Mr. Zetzmann has served as a Director of Hibernia since 1965.

Beneficial Ownership of Stock by Directors and Executives

     The following table shows the amount of Common Stock beneficially owned by each Director and Executive. The table also shows the total number of shares owned by all directors and executive officers of Hibernia.


                             STOCK OWNERSHIP TABLE


                                                EXERCISABLE             PERCENT OF
NAME                     COMMON STOCK(1)        STOCK OPTIONS(2)      OUTSTANDING STOCK

Robert H. Boh               86,578(3)                 18,321                     *
J. Herbert Boydstun        471,828(4)                 40,000                     *
J. Terrell Brown            14,880(5)                 18,321                     *
E. R. "Bo" Campbell      4,445,130(6)                  6,250                    3.01%
Richard W. Freeman, Jr.     43,849                    18,321                     *
Stephen A. Hansel          151,223(7)              1,854,942                    1.36%
Dick H. Hearin              77,114(8)                 18,321                     *
Robert T. Holleman          43,577                    18,321                     *
Elton R. King                4,447(9)                 11,250                     *
Sidney W. Lassen           242,438(10)                16,766                     *
Laura A. Leach               6,581                         0                     *
James R. Murphy            344,898(11)                     0                     *
Donald A. Nalty            106,440(12)                90,086                     *
William C. O'Malley          2,848                     7,500                     *
James R. Peltier           332,395(13)                     0                     *
Robert T. Ratcliff           7,949(14)                16,250                     *
Duke Shackelford             1,279                     7,500                     *
Janee M. "Gee" Tucker       26,028(15)                16,250                     *
Virginia E. Weinmann       189,960                    18,321                     *
Robert E. Zetzmann



Certain Executive Officers

Stephen A. Hansel               **
K. Kirk Domingos III        19,765(16)                80,781                     *
J. Herbert Boydstun             **
Bob Flurry                  32,077(17)                33,750                     *
Richard G. Wright            7,141(18)                85,000                     *

          Total          6,658,425                 2,376,251

All Directors, Nominees
and Named Executives
As a Group (22 persons)                            9,034,676                   6.11%


*    Less than 1 percent

**   Messrs. Hansel and Boydstun are also Directors; see listing elsewhere.

*** Calculated based upon the actual number of shares outstanding on March 1, 1998 plus the shares subject to currently exercisable options.

1. Except as otherwise indicated, stock ownership information is given as of March 1, 1998 and includes shares that the individual has the right to acquire within 60 days of the date of this Proxy Statement. Information relating to shares held in employee benefit plans of the Company is as of December 31, 1997.

2. For purposes of this table, options are exercisable if they are exercisable within 60 days of the date of this Proxy Statement.


3. Includes 15,742 shares owned by Mr. Boh's wife as to which he disclaims beneficial ownership.

4. Includes 2,196 shares credited to Mr. Boydstun as of December 31, 1997 under the Company's Retirement Security Plan and 651 shares credited as of December 31, 1997 under the Company's Employee Stock Ownership Plan. Also includes 2,500 shares held as custodian for Mr. Boydstun's daughter, 2,500 shares held as custodian for Mr. Boydstun's son and 2,500 shares held by Jennifer Boydstun, a dependent of Mr. Boydstun.

5. Includes 14,166 shares owned by a corporation as to which Mr. Brown shares voting and investment power.

6. Includes 4,610 shares credited to Mr. Campbell as of December 31, 1997 under the Company's Retirement Security Plan, 651 shares credited as of December 31, 1997 under the Company's Employee Stock Ownership Plan, 900,000 shares held in Campbell Capital, L.L.C. and 1,327,100 shares held by family members over which Mr. Campbell has voting power only.

7. Includes 35,741 shares held by Mr. Hansel's former spouse. Also includes 7,696 shares credited to Mr. Hansel as of December 31, 1997 under the Company's Retirement Security Plan, 651 shares credited as of December 31, 1997 under the Company's Employee Stock Ownership Plan, 400 shares held as custodian for Mr. Hansel's children and 48,860 shares of restricted stock over which Mr. Hansel has sole voting power and limited dispositive power.

8. Includes 386 shares held by a corporation of which Mr. Hearin is President and as to which he has sole voting and investment power. Also includes 1,584 and 20,932 shares held in trusts of which Mr. Hearin is co-trustee with Hibernia National Bank. Mr. Hearin disclaims beneficial ownership of the shares held in those trusts.

9. Includes 1,226 shares held in a KEOGH Plan of which Mr. King is the administrator.

10. Includes 4,703 shares and 4,902 shares, respectively, held by each of two trusts of which Mr. Lassen is a trustee and as to which he has sole voting power. Mr. Lassen disclaims beneficial ownership of the shares held by these trusts. Also includes 5,491 shares owned by Mr. Lassen's wife as to which he disclaims beneficial ownership, 71,088 shares beneficially owned by a limited liability company of which Mr. Lassen is the operating manager and in which his wife owns an approximate 26% interest and 71,088 shares beneficially owned by a limited partnership of which Mr. Lassen is the manager of the general partner and in which Mr. Lassen's wife owns an interest of approximately 27%.

11. Includes 10,000 shares owned by Mr. Murphy's wife as to which he disclaims beneficial ownership and 34,201 shares credited to Mr. Murphy as of December 31, 1997 under the Texarkana National Bancshares Inc. Employee Stock Ownership Plan.

12. Includes 44,337 shares credited to Mr. Nalty as of December 31, 1997 under the Company's Retirement Security Plan, 5,157 shares credited as of December 31, 1997 under the Pension Equalization Plan, 651 shares credited as of December 31, 1997 under the Company's Employee Stock Ownership Plan, and 6,601 shares of restricted stock over which Mr. Nalty has sole voting power and limited dispositive power.

13. Includes 1,632 shares owned by Dr. Peltier's wife as to which he disclaims beneficial ownership and 61,513 shares owned by an adult child for which he has Power of Attorney.

14. Includes 6,630 shares owned by a corporation of which Mr. Ratcliff is president and chief executive officer.

15. Includes 7,727 shares owned by Mrs. Weinmann's husband as to which she disclaims beneficial ownership.

16. Includes 105 shares held as custodian for Mr. Domingos' daughter and 96 shares held as custodian for Mr. Domingos' son. Also includes 6,912 shares credited to Mr. Domingos as of December 31, 1997 under the Company's Retirement Security Plan, 651 shares credited as of December 31, 1997 under the Company's Employee Stock Ownership Plan and 10,000 shares of restricted stock over which Mr. Domingos has voting power and limited dispositive power.

17. Includes 9,400 shares held as custodian for Mr. Flurry's children. Also includes 2,226 shares credited to Mr. Flurry as of December 31, 1997 under the Company's Retirement Security Plan and 651 shares credited as of December 31, 1997 under the Company's Employee Stock Ownership Plan.

18. Includes 13 shares credited to Mr. Wright as of December 31, 1997 under the Company's Retirement Security Plan and 651 shares credited as of December 31, 1997 under the Company's Employee Stock Ownership Plan.


Board Meetings and Committees

Number of Meetings and Membership on Committees


The Hibernia Board had the following  committees during 1997:

     .    Executive  (2  meetings)
     .    Audit (4  meetings)
     .    Executive Compensation  (6 meetings)
     .    Board  Governance  ( 3 meetings)
     .    Credit (4 meetings)
     .    Trust (3  meetings)

The functions of each of these committees is described in detail below. The following table shows the committees on which each member of the board of directors serves.


NAME                      BOARD     EXECUTIVE      AUDIT     EXECUTIVE        BOARD       CREDIT    TRUST
                                                            COMPENSATION   GOVERNANCE

Robert H. Boh               *           *
J. Herbert Boydstun         X                                                                X        X
J. Terrell Brown            X           X                        X                           *
E. R. "Bo" Campbell        **           X                                                    X        *
Richard W. Freeman, Jr.     X                                                   X            X        X
Stephen A. Hansel           X           X
Dick H. Hearin              X                        X           X
Robert T. Holleman          X                        X                          X
Elton R. King=              X           X            X           *              X
Sidney W. Lassen            X           X            X
Laura A. Leach              X                                                                X        X
James A. Murphy             X                                                                X        X
Donald A. Nalty             X                                                                X        X
William C. O'Malley+        X           X            *           X
Dr. James A. Peltier        X
Robert T. Ratcliff          X                                    X                           X
Duke Shackelford            X                                                                X        X
Janee M. "Gee" Tucker       X                                                                X        X
Virginia E. Weinmann        X                        X                          X
Robert E. Zetzmann          X           X            X                          *


*  - Chairman
** - Vice Chairman
=  - Mr. King  became  Chairman  of  the  Executive Compensation  Committee upon
     Mr. James H. Stone's retirement at the Annual Meeting.
+  - Mr.  O'Malley  became  Chairman  of  the  Audit Committee upon  Mr. Hugh J.
     Kelly's retirement at the 1997 Annual Meeting.


Functions of the Committees of the Board

        The Executive Committee has all of the power and authority of the Board of Directors except any power and authority that has been delegated to another committee of the Board or that may not by law be delegated to a committee of a board of directors.

        The Audit Committee of the Company performs the following  functions:

 . supervises the Company's  internal audit function and general  auditor;

 . directs an examination of the Company's affairs at least  annually;  and

 . reviews regulatory examination reports on the Company and its subsidiaries, internal audit reports and audit reports issued by the Company's independent auditors.

        The Executive Compensation Committee, among other things, serves the following functions:

 . reviews and recommends salaries, bonuses and other compensation of certain officers of the Company and its subsidiaries,

 . reviews and approves compensation plans and policies for employees of the Company and its subsidiaries;

 . administers the Company's  executive  compensation plans;

 . supervises   compliance  by the  Company  and its  subsidiaries  with laws and regulations relating to the hiring, promotion and welfare and benefits of employees of the Company and its subsidiaries; and

 . recommends management development and succession plans for the Company and its subsidiaries.

        The Board Governance Committee, among other things, serves the following functions:

 . screens and recommends potential candidates for membership on the Board;

 . recommends   terms of office  for  Directors  and the number of  Directors  to comprise the full Board;

 . recommends   retirement  policies  for  nonemployee  directors,   reviews  the
performance of Directors;

 . monitors the orientation process for new Directors; and

 . reviews   and   recommends   modifications   to   the   Company's   system  of
compensation for Directors.

        The Credit Committee oversees the lending and credit functions of the Company's banking subsidiaries. The Committee's responsibilities include, among other things:

 . review and approval of the overall credit policies and procedures of the Banks;

 . review and approval of lending  authorities and exceptions;  and

 . review and approval of the policy and methodology for the Reserve for Possible Loan Losses and certain aspects of the Banks' strategic plans (subject to approval by the Boards of Directors of the Banks).

        The Trust Committee exercises general oversight of the Trust activities of the Banks.


Board Meetings and Attendance

        During 1997, there were nine meetings of the Company's Board of Directors. All of the Company's directors except Mr. Hearin attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees of which they were members during the year.

Executive Compensation and Benefit Plans

Annual Compensation

        The following table sets forth certain information regarding the compensation paid by the Company and its subsidiaries to the Executives. The table includes compensation paid to or earned by these individuals during 1997. The table includes Mr. Hansel, the Chief Executive Officer, and each of the four most highly compensated executive officers of the Company other than Mr. Hansel.






                                              SUMMARY COMPENSATION TABLE

                                    Annual Compensation                           Long-Term Compensation Awards




(i)Name and Principal Position  Year      Salary     Bonus     Securities Underlying  LTIP Payouts  All Other Compensation
                                                                Options/SARs Awarded      (i)               (ii)
                                                                                 (#)

Stephen A. Hansel (iii)         1997      $570,000   $502,884         125,000                0             $270,184
President and Chief             1996       500,000    250,000         125,000                0              278,501
Executive Officer               1995       500,000    468,000         125,000         $335,913               40,382


J. Herbert Boydstun (iv)        1997      $215,000   $135,000          45,000                0             $ 71,523
Chairman/Southwest Region       1996       200,000    140,000          35,000                0               72,882
                                1995       170,000     80,000          30,000                0                7,500

K. Kirk Domingos III (v)        1997      $240,000   $135,000          40,000                0             $147,860
Senior Executive Vice President 1996       190,000    120,000          35,000                0              151,486
                                1995       180,000     75,000          40,000          100,774               20,536

B. D. Flurry (vi)               1997      $190,000   $110,000          40,000                0             $ 96,791
Chairman/Northern Region        1996       186,000    120,000          30,000                0              106,155
                                1995       186,000     75,000          25,000                0                7,500

Richard G. Wright (vii)         1997      $200,000   $ 80,000          45,000                0              $52,375
Senior Executive Vice           1996       165,000    120,000          40,000(viii)          0               53,275
President Chief                 1995       135,000     75,000          30,000           67,183                7,500



     (i) The value of restricted shares awarded upon payout of the Company's 1993-94 Performance Share Awards Plan based upon a closing price on the day of grant of $6.875 per share.

     (ii) For each Executive, includes in 1997 a contribution in the amount of $8,000 made by the Company on behalf of the Executive to its 401(k) plan, the Retirement Security Plan ("RSP") and a contribution in the amount of $4,400 made by the Company to its Employee Stock Ownership Plan ("ESOP") on behalf of the Executive. For 1996 and 1995, includes a contribution of $7,500 made by the Company to the RSP on behalf of each Executive and for 1996, includes a contribution in the amount of $4,495 to the ESOP on behalf of each Executive.

     (iii) For 1997 and 1996, includes in "All Other Compensation", the amount of premiums paid by the Company during the year for two life insurance policies ($50,793 and $51,662 for the first policy and $35,605 and $45,411 for the second policy, respectively) and the actuarial values of two split-dollar life insurance policies provided by the Company to Mr. Hansel ($33,690 and $35,411 for the first and $31,609 and $33,249 for the second, respectively). For 1995, includes in "All Other Compensation" contributions made by the Company on behalf of Mr. Hansel to the RSP ($7,500 in each year), the amount of premiums paid by the Company on a split-dollar life insurance policy provided by the Company to Mr. Hansel ($45,244) and the actuarial value of that policy ($32,882). For 1997 and 1996, "All Other Compensation" also includes the Company's contribution to the Non-qualified Deferral Plan ($31,833 in 1997 and $69,361 in 1996) and the Supplemental Stock Compensation Plan ($34,654 for 1997 and $21,346 for 1996 in the ESOP match account). Also, for 1996, "All other Compensation" includes the Company's contribution to the Non-qualified Target Benefit Plan ($10,066).

     (iv) For 1997 and 1996, "All Other Compensation" also includes the Company's contribution to the Non-qualified Deferral Plan ($9,499 in 1997 and $8,910 in 1996) and the Supplemental Stock Compensation Plan ($6,021 in 1997 and $1,577 in 1996). For 1997 and 1996, includes in "All Other Compensation" the amount of premiums paid by the Company during the year for a split-dollar life insurance policy ($26,594 and $26,920) and the actuarial values of that life insurance policy ($17,009 and $17,855). Also, for 1996, "All Other Compensation" includes the Company's contribution to the Non-qualified Target Benefit Plan ($5,625).

     (v) For 1997 and 1996, "All Other Compensation" also includes the Company's contribution to the Non-qualified Deferral Plan ($8,333 in 1997 and $7,703 in 1996) and the Supplemental Stock Compensation Plan ($4,606 in 1997 and $3,790 in
1996). For 1997 and 1996, includes in "All Other Compensation" the amount of premiums paid by the Company during the year for two split-dollar life insurance policies ($54,959 and $55,451 for the first policy, respectively, and $22,206 and $24,031 for the second policy, respectively) and the actuarial values of those policies ($33,756 and $35,465 respectively for the first policy and $11,600 and $13,051 respectively for the second policy). For 1995, includes in "All Other Compensation" the amount of premiums paid by the Company on a split-dollar life insurance policy ($24,264), and the actuarial value of that policy in that year ($13,036).

     (vi) Mr. Flurry joined the Company in January 1995 and became an executive officer in February, 1996. For 1997 and 1996, "All Other Compensation" includes the Company's contribution to the Non-qualified Deferral Plan ($7,433 in 1997 and $7,759 in 1996) and the Supplemental Stock Compensation Plan ($4,417 in 1997 and $1,047 in 1996). For 1997 and 1996, includes in "All Other Compensation" the amount of premiums paid by the Company during the year for a split-dollar life insurance policy ($44,939 and $45,369) and the actuarial values of that policy ($27,602 and $29,017). Also, for 1996, "All Other Compensation" includes the Company's contribution to the Non-qualified Target Benefit Plan ($10,968).

     (vii) For 1997 and 1996, "All Other Compensation" includes the Company's contribution to the Non-qualified Deferral Plan ($6,896 in 1997 and $4,393 in
1996) and the Supplemental Stock Compensation Plan ($3,152 in 1997 and $1,352 in
1996). Also, for 1996, "All Other Compensation" includes the Company's contribution to the Non-qualified Target Benefit Plan ($4,849).

     (viii) Includes a grant of 5,000 shares upon Mr. Wright's promotion in May of 1996.


Stock Option and Stock Appreciation Rights ("SARs") Grants

        The Company granted stock options to each of the Executives during 1997. The Company also granted stock options to approximately 700 other employees during the year. The Executive Compensation Committee determined the number of options that were granted to Mr. Hansel. All of the Executives (including Mr. Hansel) and employees who received stock options were granted options under the Long-Term Incentive Plan. All of these stock options have vesting schedules that permit exercise of 50% of the shares to which the options relate two years after the date of grant, an additional 25% of the shares three years after the date of grant and the remaining shares four years after the date of grant. The options terminate ten years after their date of grant if they have not been previously exercised. In addition, the options become immediately exercisable as to all shares to which they relate upon certain changes of control of the Company. No change of control for this purpose has occurred as of the date of this Proxy Statement. All of the stock options granted to all employees during 1997 were nonqualified stock options.

        The Company has not granted any SARs in connection with any outstanding options and did not grant any SARs during 1997.

        The following table shows the stock options granted to the Executives during 1997, as well as other information relating to those options. The amounts included in the "Grant Date Value" column of the table are the respective present values of the options on the date of grant. The Company used the Black-Scholes option valuation model in determining this value.

        The following assumptions were used in calculating these values:

        (a) all  options  would  be held  for the  entire  10-year  term;
        (b) a risk-free rate of 6.67%;
        (c) a dividend  yield of 2.38%;  and
        (d) stock price volatility of 22.95%.

The risk-free rate used is the 10-year Treasury rate on the date the options were granted. This rate reflects both the 10-year term of the options and the fact that they are being valued as of a specified point in time (the date of grant). The value determined in accordance with that calculation was then adjusted downward by 5% to reflect that the options are not transferable. (The Black-Scholes model assumes that the options are transferable.) The value was further adjusted downward by 8.1% (slightly less than 3% per year) to reflect the risk that the option will terminate prior to its becoming exercisable. (The Black-Scholes model also assumes that the options are fully exercisable immediately.)

        The assumptions described above are only assumptions. The actual risk-free rate, dividend yield and volatility may vary from the model. If the actual amounts differ from the assumptions, the value of the options shown in the table would change as well. Consequently, the amounts included in the Grant Date Value column of the table do not necessarily reflect either the future stock value or the amount that the Executives may realize if they exercise their options and sell the underlying shares. Any gain recognized by an Executive on exercise of his option(s) and sale of all or any portion of the underlying shares may be greater or less than the amounts shown in the table.



                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                    Individual Grants                         Grant Date
                                                                 Value


              Number of      % of Total
              Securities     Options/SARs
              Underlying     Granted to     Exercise                   Grant Date
              Options/SARs   Employees in   Price        Expiration    Present
Name          Granted        Fiscal Year    ($/Share)    Date          Value ($)

Mr. Hansel     125,000         8.1258%      13.4375      1/27/07       $500,000

Mr. Boydstun    45,000         2.9253%      13.4375      1/27/07       $180,000

Mr. Domingos    40,000         2.6002%      13.4375      1/27/07       $160,000

Mr. Flurry      40,000         2.6002%      13.4375      1/27/07       $160,000

Mr. Wright      45,000         2.9253%      13.4375      1/27/07       $180,000

     Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Values


        The following table shows certain information concerning all options granted to the Executives by the Company. The Company did not grant any SARs to any of the Executives during 1997, and there are no SARs outstanding relating to any options granted by the Company.


                      Exercised Shares                                 Number of                In-the-Money
                                                                      Securities             Options/SARs at
                                                                      Underlying             Fiscal Year-End
                                                                     Unexercised                         ($)
                                                                 Options/SARs at
                                                                 Fiscal Year-End
                                                                          (#)(1)

                                                                Exercisable (E)/             Exercisable(E)
Name              Shares Acquired on        Value Realized on   Unexercisable(U)           Unexercisable(U)
                            Exercise                 Exercise

Mr. Hansel                         0                        0         1,597,185                $19,513,710
                                                                        476,507                $ 4,305,545

Mr. Boydstun                       0                        0            15,000                $   179,063
                                                                         95,000                $   727,813

Mr. Domingos                  40,000                 $300,627            35,781                $   411,198
                                                                        102,500                $   842,344

Mr. Flurry                         0                        0            12,500                $   149,219
                                                                         82,500                $627,344.75

Mr. Wright                         0                        0            53,750                $   638,828
                                                                        103,750                $   811,016



---------------------------
     (1) For each option, the value is determined as follows: [number of shares subject to option] times [$18.875 - exercise price per share]. The $18.875 price was the closing market price of the Company's Common Stock on December 31, 1997. As of March 9, 1998, all of the options granted to each Executive prior to 1998 are "in-the-money".


Long-Term Incentive Plan Awards

        In 1995, the Executive Compensation Committee approved a Performance Share Awards Plan that would result in the issuance of restricted stock to the named Executives and certain other members of executive and senior management of the Company if certain performance-based goals are met. The Company has achieved the performance objectives set forth in the plan during the three-year period ending on December 31, 1997, and a portion of the shares available under that Plan will be awarded in 1998. The plan is more fully described in the Company's Proxy Statement relating to its 1996 Annual Meeting of Shareholders.


Compensation of Directors

The following table shows the compensation payable to the independent directors (those who are not officers of the Company or the Banks) during 1997:

Position                        Retainer                       Per Meeting

Chairman of the Board           $50,000                             $1,500

Board Member                    $12,600                             $1,200

Committee Chairman                    0                             $1,500

Committee Member                      0                             $1,200

The retainer for the Chairman of the Board is in addition to the annual retainer for a board member. Mr. Campbell, who currently serves as Vice Chairman, is an officer of the Company and therefore does not receive compensation as a Director. All per meeting fees are paid in cash.

Payment of Retainer Fees in Stock

     Directors of Hibernia may elect to take all or a portion of their annual retainer fees in Common Stock rather than cash. If a director elects stock, rather than cash, he or she is given a number of shares the value of which is equal to 1.2 times the amount of the retainer to be taken as stock. For example, if a board member other than the chairman elected to take her entire retainer in stock, she would receive stock valued at $15,120. For purposes of this calculation, the value of the Company's stock on the date of the Annual Meeting is used to determine the number of shares to be granted. This policy was adopted in 1996 and approved by our shareholders at the 1997 Annual Meeting.

     On the date of the 1997 Annual Meeting, the value of Hibernia Common Stock for this purpose was $13.00. The value of all retainer fees paid to directors in stock in 1997 was $168,831 (valued as of the date of the 1997 Annual Meeting). An additional $85,680 in retainer fees were paid in cash in 1997. Some of the directors elected to take all of their retainer fees in stock, and others elected to take a portion of their retainers in stock. Certain directors elected to receive their entire retainer fees in cash.

Deferred Compensation Plan

     The Company maintains a deferred compensation plan for directors pursuant to which a director may defer payment of fees receivable by him or her for service as a director, with deferred amounts accruing interest at a rate equal to that paid by the Bank on its retail Tower account offered to the public in the New Orleans area. This rate was approximately 2% during 1997.

Retirement Policies

     If a director serves on the Board of the Company for at least 15 years and resigns thereafter in good standing, he or she will be considered to have retired. If a director who is not an employee of the Company upon his or her retirement served on the Board of Directors of the Company prior to 1993 (the point in time at which the Company began granting stock options to directors annually), then he or she will be entitled to receive a stock gift upon retirement. The number of shares of Common Stock that will be granted to the director depend upon the number of years of service on the Board of Directors, with a maximum grant of 5,000 shares. Directors who were granted stock options under the 1993 Director Stock Option Plan who retire prior to vesting of all of the options previously granted to them will be entitled to exercise their options as to all shares (whether or not vested prior to retirement) so long as those options are exercised within one year after the date of retirement.

Employment Agreements and Change of Control Arrangements

     Mr. Hansel serves as President and Chief Executive Officer of the Company pursuant to a written employment agreement with the Company which was effective as of March 26, 1992 and which was described in detail in the Company's Proxy Statement relating to its 1993 Annual Meeting of Shareholders.

     The agreement includes an initial term of three years. Beginning in 1993, the contract is automatically renewed each year for an additional year, absent a termination of the agreement. The initial term of the agreement was extended for an additional year in each of the years from 1993-1997 and is now scheduled to expire in March 2000. The agreement is expected to be renewed in 1998, thereby extending its term to March 2001.

     None of the other Executives currently serves pursuant to an employment agreement, except Mr. Flurry. Mr. Flurry and Mr. Boydstun each executed an employment agreement with the Company when the Company merged with the respective banks of which they served as president prior to the merger. Mr.
Boydstun's contract expired in 1997. Mr. Flurry's contract provides for the payment of annual salary, bonus and incentives in the discretion of the Company and entitlement to certain other benefits available to employees in similar positions within the Company, as well as a noncompetition agreement in favor of the Company. Mr. Flurry's contract expires in 1999.

     Each of the  Executives  other  than Mr.  Hansel  has a change  of  control employment agreement with the Company that, among other things, assures the individual of at least two years employment (or payment for that period) in the event of a change of control of the Company. Those agreements permit the individuals to resign one year after the change of control and be paid for the remaining term of the contract. Mr. Hansel's contract includes similar provisions that protect his income through the unexpired term of his contract if there is a change of control of the Company.

     Certain of the Company's benefit plans also include provisions relating to a change of control. These provisions have the effect of varying the benefits payable at that time from those that would be payable if no change of control had occurred. In particular, the deferral plan available to executives and senior managers permits participants to defer all or a portion of their annual bonus. This plan provides that participants may opt out of the plan upon a change of control and receive all of their contributions, as well as the Company's payment of earnings on those contributions as required by the plan, at that time. The Company's Supplemental Employee Stock Ownership Plan, which provides for contributions by the Company to the participants' accounts in amounts equal to the difference between the cash or value of stock that would have been allocated to the participant's qualified ESOP account if the qualified plan limitations did not apply, also permits participants to elect to opt out of the plan on a change of control. If a participant in this plan elects to opt out, 90% of the value of his account will be distributed to him. All of the benefit plans adopted by the Company in 1996 in which executive and senior managers may participate require that the Company's obligations under the plans be assumed by any company that is a party to a merger in which the Company is not the surviving entity.

Additional Information with Respect to Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     None of the members of the Executive Compensation Committee was an officer or employee of the Company or any of its subsidiaries during 1997. None of these individuals is a former officer of the Company or any of its subsidiaries.

     A subsidiary of United Companies Financial Corporation of which Mr. Brown is president and chief executive officer, makes insurance products available to the Bank for sale to its customers, and pays the Bank commissions on sales to Bank customers. The aggregate fee income received by the Bank as a result of these sales during 1997 was approximately $1,400,984

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE


                          BACKGROUND AND OVERALL POLICY

The Company's current compensation program was developed in 1992 and has been refined since that time in response to the Company's improvement in operating results and to the overall market conditions affecting the Company's peer group of regional banks. The primary objectives of this program have not changed since that time and have been described in the reports of this Committee in previous years.

Competitive Market

Executive and Senior Management are recruited from a national labor market of other banking organizations. Salary rates for these positions are developed by considering the responsibility of each position relative to comparable positions in other organizations of similar size that compete in similar businesses and business lines with the Company. However, salaries are not necessarily maintained at the same level as those at other companies. The CEO's compensation is determined based upon an analysis of compensation provided by a peer group of regional bank holding companies. This peer group is identical to the group used to measure the Company's stock performance in the Stock Performance Graph that appears elsewhere in this Proxy Statement. The Committee believes that the CEO's position is the only position that is truly comparable among the members of the peer group, and consequently, it is the only position within the Company that is compared solely to the peer group for purposes of this analysis.

Middle Management and professional staff are generally recruited from financial institutions in Louisiana and surrounding states but in some cases are recruited nationally. The Company establishes salary rates for these positions by comparing them to similar positions in other banks but generally emphasizes the experience level of the individual more than the size of the employing organization in this process.

Nonexempt and Supervisory positions are recruited from a local labor market. The Company establishes salary rates relative to other banks and similar positions (such as customer service positions) in local companies.

Base Salaries

Consistent with its objective to minimize fixed expenses, the Committee increases salaries for all executive and senior management employees of the
Company at a slower rate than the rate at which comparable salaries in the market are increasing. This principle was applied in granting salary increases, if any, in 1997, and is expected to be applied in the future. Bonuses will occasionally be paid to entice new executive and senior managers to join the Company, and these bonuses are considered when determining the overall compensation for those individuals.

The compensation strategy for the Company's Senior Executive Vice Presidents is the same as the strategy for the rest of executive management, with salaries established at a level that does not exceed the midpoint of the market rate for the position. During 1997, two members of executive management were promoted to positions that included a significant increase in responsibilities, and their salaries were adjusted to reflect the change. Each of these individuals is currently a Senior Executive Vice President. In addition, one member of senior management was promoted to the executive management level.

Salaries for executive management (including the Executives) are set at a level that does not exceed the midpoint of the market rate for the particular job. During 1997, executives were paid at a rate that was an average of 16% below the market rate. Senior management salaries are set at a level which during 1997 was an average of 6% below the relevant market rates. The Committee plans to review salaries of executive management in the second quarter of 1998 and make any appropriate adjustments at that time.

Salaries for other employees in the Company are set within a range of competitive rates and are managed so that the largest increases go to the individuals who exhibit superior performance and whose pay is lowest relative to the market. Total increases for this group will be consistent with competitive trends within the applicable market.

Annual Cash Incentives

The Committee believes that executive incentives must balance short-term and long- term objectives and that long-term focus is best achieved through long-term stock ownership, which is provided through grants under the Company's Long-Term Incentive Plan. However, to provide reward and encourage short-term decisions that result in positive long-term performance of the Company, the Committee also believes that managers should be rewarded through annual cash bonuses. Annual cash bonuses for this group are not based upon the market price of the Company's stock and therefore will not necessarily increase or decrease with the price of the Company's stock. The factors affecting cash bonuses paid for 1997, in addition to individual performance, are discussed further below. See "Company Performance in 1997."

Similarly, the Committee believes that incentives granted or renewed should balance the results achieved by an individual and the Company's overall results. In designing annual cash incentive plans, the Company has rewarded non-management employees primarily based on the results of their performance and the performance of their respective business units. At higher levels of the organization, annual cash bonuses are based partly on an individual's own performance, partly on the performance of his or her business unit and largely on the overall performance of the Company. Accordingly, some incentive awards will be paid (particularly to lower-level employees) even in years when the Company has not met its overall performance objectives. However, the awards granted to executive management will be most closely related to the overall results achieved by the Company, and, as a result, executive management is not likely to receive significant cash incentives in years in which the Company's overall performance has not been consistent with or better than pre-established long- and short- term objectives.

Annual cash incentive award opportunities are designed so that the award for target or planned performance combined with base salary will produce cash compensation about equal to the market median. Performance significantly exceeding planned objectives will produce total cash compensation between the median and the 75th percentile of the market rate for competitive positions.

The total awards paid to executive and senior management and an individual executive's specific award are not derived from specific formulas. Rather, the Committee approves an overall total pool of annual cash incentives. The aggregate amount of the pool is determined based upon a number of performance factors for the Company, including net income, asset quality, earnings, profitability and similar factors. The distribution of the pool of funds among members of executive and senior management is based upon the CEO's assessment of the performance of each individual's business unit as well as his or her individual performance. The CEO recommends specific awards for executive management based upon these factors. The Committee participates in this assessment and approves each specific award. Similarly, the executive managers as a group evaluate the performance of each of the senior managers and recommend awards for those individuals, which awards are approved by the CEO.

The Company maintains a variety of other cash incentive plans available to employees at all levels of the organization whose performance has a measurable impact on Company performance. These are primarily business-unit specific plans that reward sales and service efforts, with a significant portion devoted to retail sales and trust and brokerage referrals.

Company Performance in 1997. The Company's performance during 1997 showed continued improvement over previous years, particularly in the key areas of capital, asset quality and earnings growth. The Company's leverage ratio (its primary measure of capital strength) was 8.54% at year-end 1997 compared to 8.68% at year-end 1996. The Company's coverage ratio (the ratio of its loan loss reserves to nonperforming assets), its leading indicator of asset quality, was
 .33% at year-end 1997 compared to .40% at year-end 1996. Finally, earnings per share in 1997 were up from $.85 at December 31, 1996 to $1.00 at December 31, 1997.

The Company's performance in 1997 was also marked by:
          a 22% increase in earnings;
          a 23% increase in loans;
          a 15% increase in assets; and
          a 14% increase in dividends paid to common shareholders.

Franchise expansion continued in 1997, with the completion of two mergers and corresponding improvement in market and deposit share. Management and service initiatives continue to add value to the Company's operations.

Cash Bonuses for 1997. Based upon the performance of the Company and the executive managers during 1997, the Committee approved cash bonus awards totaling $1,813,384 for the 20 members of executive management (including the CEO). Total awards for executive management include an award of $502,884 for Mr. Hansel. This compares to total awards to the 20 members of executive management in 1996 of $1,818,500 (including a $250,000 award to Mr. Hansel). The basis for Mr. Hansel's bonus is described in more detail below.

Based upon the performance of the Company and the senior managers during 1997, the Committee approved cash bonus awards totaling $1,665,800 for 59 members of senior management. This compares to total awards to the 58 members of senior management in 1996 of $1,858,100.

Long-Term Incentives

The Long-Term Incentive Plan, which was approved by shareholders in 1992, allows the Committee to employ a variety of forms of incentives to accomplish its objectives. In 1997, the Committee made grants of stock options as well as twelve awards of restricted stock.

Long-term incentive grants are designed to complete the competitive compensation package. Since cash compensation opportunity for the Company's executive and senior management is intentionally lower than market norms, long-term incentive grants larger than market average enable the Company to provide competitive total remuneration if the Company's long-term performance is positive. Because the long-term incentives are stock-based, they will only provide significant additional compensation if the market price of the Company's stock increases over time (in the case of stock options and restricted stock awards) or the Company meets or exceeds certain specified performance objectives (in the case of Performance Shares).

In 1997, the Committee awarded stock options covering an aggregate of 1,538,300 shares to 555 employees, of which options covering 610,500 shares (approximately 40% of the total) were to executive management (including a grant of 125,000 shares to Mr. Hansel).

All stock options granted in 1997 included an exercise price equal to the fair market value on the date of grant and provide for vesting at the rate of 50% after two years and an additional 25% at the end of the third and fourth years after grant. The vesting schedule provides additional incentive to management to remain with the Company long-term and actively participate in its progress.

The Company made twelve grants of restricted stock under the Plan in 1997. One of the awards covered 3,000 shares to a senior manager because of performance, two covered 1,000 options each to two middle managers because of increased job responsibilities, and two awards of 500 each were given to a member of management who, in addition to his or her ordinary responsibilities, coordinated one or more of the mergers completed in 1997. The seven remaining awards ranged from 100-800 shares each and were awarded to other employees for their participation in special projects of some significance to the Company's progress or other special contributions to the success of the Company. The restricted stock awards provide the recipient with the right to vote the shares and to receive dividends, but the shares may not be sold or transferred while the individual remains employed by the Company or the Bank, except to exercise stock options.

Employee Stock Ownership Plan. In April 1995, the Board of Directors, upon recommendation of the Committee, approved the formation and funding of an Employee Stock Ownership Plan (ESOP). The Company allocated $30 million to fund the ESOP, and the ESOP borrowed funds from the Bank to make purchases of the Common Stock for the Plan. Payments on the loan are made with contributions from the Bank to the ESOP, and allocations of shares to individual accounts are made annually at the discretion of the Plan Administrator. As of December 31, 1997, the ESOP had purchased 2,431,388 shares of the Common Stock and had allocated 617,507 shares to employee accounts. Aggregate contributions to the ESOP during 1997 were $1,439,246. The terms of the ESOP provide that employees' interests in their ESOP accounts vest over a five-year period (beginning in April 1995), with gradually increased percentages vesting each year.

1995-97 Performance Shares Award Plan. The Committee approved a Performance Shares Award Plan in 1995 that would provide incentives to executive and senior management to achieve certain predetermined goals that are critical to the Company's success. The maximum number of shares that could be awarded under this plan was 862,500, and the goals were to be achieved over a three-year period.

Based on the Company's performance over the period beginning January 1, 1995 and ending December 31, 1997, the Compensation Committee of the Board of Directors approved a payout of 587,018 shares, or 68.06% of the shares to 158 of the eligible officers. These shares will be awarded to employees in early 1998.

These awards were earned based on the performance of the Company over the period as compared to its peer group in earnings per share, capital and asset quality. Shareholder return did not affect the level of payout of these awards.

Once awarded, shares issued under this plan have the same terms and conditions as restricted stock grants described above.


                   COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

General

Mr. Hansel is compensated pursuant to the terms of an employment contract that was negotiated in 1992 on behalf of the Company by the Chairman of the Search Committee and approved by this Committee and the Executive Committee.

The terms of the contract are consistent with the principles of the Company's overall compensation strategy and include:

* An annual salary which is slightly less than the median of the 1996 salaries provided to the CEOs of the peer group described above. Mr. Hansel's annual salary was increased to $570,000 in 1997.

* Each year, Mr. Hansel is eligible to receive an annual bonus of up to 90% of the midpoint of his salary range.

* All stock options specifically provided for under the contract were granted in previous years. In 1997, a grant of 125,000 stock options was made to Mr. Hansel at the discretion of the Committee.

Evaluation of Performance

In  1997,   the  Committee  evaluated Mr. Hansel's performance  according to the written policy relating to the evaluation of the CEO's performance for purposes of compensation and related matters. This evaluation is performed annually.

The written policy requires consideration of both quantitative (objective) and qualitative (subjective) criteria in the evaluation process. Quantitative factors are stated in terms of corporate performance goals, the achievement of which can be measured by financial performance results included in the Company's annual report. The performance goals for purposes of Mr. Hansel's evaluation include earnings growth, asset quality and capital measures, as well as various other significant financial performance factors highlighted in the Company's annual profit plan for the year in question. Quantitative factors are measured against peer group performance and the Company's performance compared to its profit plan for the year.

In 1997, the Committee formalized and approved the 1997 CEO Bonus Plan which tied 70% of the CEO's bonus potential by formula to the achievement of the earnings per share as set forth in the Company's 1997 profit plan; provided that the Company maintained above average soundness as defined by both (a) reserve coverage of nonperforming loans and (b) the leverage ratio.

For purposes of this bonus, the increase in EPS is measured by comparing EPS at year-end 1997 to EPS as reported for year-end 1996. A minimum increase as specified in the plan must be achieved in order for the CEO to receive any portion of this bonus. The maximum amount to which the CEO shall be eligible for this portion of his bonus shall be 70% of an amount that is equal to 90% of the projected median of the annual salaries of all chief executive officers in the Company's peer group of regional banks excluding the Company. The amount is determined by a survey of the 1996 proxy statements of the peer group banks and an upward adjustment based on the market rate of increases in salaries will be made. The maximum bonus that may be paid to the CEO is $1,500,000.

Qualitative factors are used in determining an amount for the remaining 30% of the CEO's bonus. These factors include integrity, leadership and management of relationships with key groups, including industry regulators, institutional and other investors, customers, analysts and community leaders. The policy also recognizes other significant areas of qualitative performance for which the CEO is responsible, including financial and accounting controls and expense management.

1997 Performance and Awards

Based upon the Company's performance in 1997 (as discussed above), and Mr. Hansel's individual performance, Mr. Hansel was awarded a bonus of $502,844 for 1997. This bonus is 92% of the total bonus for which he was eligible in 1997.

As an incentive for future performance, Mr. Hansel was granted options to purchase 150,000 shares of stock on the same terms and conditions as the other options granted under the Long-Term Incentive Plan. This grant was made in January, 1998.

Section 162(m) Policy

The Committee reviewed the impact of the final regulations adopted under Section 162(m) of the Internal Revenue Code and noted that, beginning in 1997, the transition rules would phase out certain of the transition relief on which the Company had relied in previous years. Generally, the Committee has determined to analyze the impact of Section 162(m) on the Company in the light of all of the relevant factors and will maintain flexibility and integrity in its compensation systems while attempting to maximize deductibility of compensation. While the Committee recognizes the importance of maximizing the Company's ability to deduct compensation for tax purposes, it also realizes a need for compensation systems designed to attract and retain qualified executives, particularly the Chief Executive Officer.

In 1997, the Committee amended the Long-Term Incentive Plan to include certain provisions required in order to permit the stock options granted by the Company to continue to qualify as "performance-based" for purposes of the regulations, and those amendments were included as an item for shareholder vote at the 1997 Annual Meeting.

The Committee will periodically monitor the Company's compensation programs, the levels of compensation to various executives and the impact of Section 162(m) on the Company. In particular, the Committee expects to maintain a bonus plan for the CEO that is "performance-based" under the regulations with respect to a majority of the CEO's bonus opportunity. Also, the Committee intends to structure future performance share awards plans so that any shares awarded to the CEO will qualify for the "performance-based" exemption.


Submitted by the Executive Compensation Committee of the Company's Board of Directors.

March 1, 1998

Elton R. King, Chairman
J. Terrell Brown
Dick H. Hearin
William C. O'Malley
Robert T. Ratcliff


Stock Performance Graph

     The following performance graph compares the performance of the Company's Common Stock to the S&P 500 Index and to a peer group of 19 other regional bank holding companies with assets of between $2.2 billion and $17.0 billion for the Company's last five fiscal years. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1992 and that all dividends were reinvested. The bank holding companies included in the peer group are AmSouth Bancorporation; Colonial BancGroup, Inc. (Montgomery, Alabama); Commerce Bancshares, Inc.(Kansas City, Missouri); Compass Bancshares, Inc. (formerly Central Bancshares of the South); Cullen/Frost Bankers, Inc.; Deposit Guaranty Corp.; First American Corporation (Tennessee); First Commerce Corporation; First Commercial Corporation (Little Rock, Arkansas); First Tennessee National Corporation; Hancock Holding Company; Magna Group, Inc.; Mercantile Bancorporation, Inc. (St. Louis, Missouri); Regions Financial Corporation; SouthTrust Corporation; Synovus Financial Corp.; Trustmark Corporation; Union Planters Corporation; and Whitney Holding Corporation.

     This peer group is the same peer group that was used for the stock performance graph that appeared in the Company's 1997 proxy statement.


(Add 5-year Performance Graph)


Company/Index          1993       1994      1995       1996       1997

Hibernia               $132.00    $135.00   $194.00    $245.00    $356.00
S&P 500 Index           109.00     109.00    168.00     221.00     384.00
Peer Group              110.00     111.00    153.00     189.00     251.00


Transactions with Related Parties

        The Bank leases certain properties in which Sidney W. Lassen holds an interest. Mr. Lassen is a director of the Company. During 1997, Hibernia National Bank paid a total of $235,590.69 for the leases on these properties. Mr. Lassen holds a 25% interest in leased property located at 2201 Veterans Memorial Boulevard, Metairie, Louisiana and a 100% interest in leased property located at 6305 Airline Highway, Kenner, Louisiana. In the opinion of management of the Company, the terms and conditions of those leases are usual, customary and no less favorable to Hibernia National Bank than would be available from unaffiliated parties.

Indebtedness of Related Parties

        Directors and executive officers of the Company were customers of the Banks in the ordinary course of business during 1997. The individuals also conducted other business with the Banks during the year. In addition, members of families of directors and executive officers, as well as companies with which they or their families are associated, were customers of the Banks and conducted other business with the Banks in the ordinary course of business during 1997. All loans and commitments included in those transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

        To the Company's knowledge, all forms required to be filed under Section 16(a) were filed on a timely basis during 1997.

Vote Required and Recommendation

        A plurality of the votes cast at the Annual Meeting is required for the election of directors. The seven individuals who receive the most votes will be elected as directors.

        The Board of Directors recommends that you vote "FOR" election of the seven nominees listed above.


                                 PROPOSAL NO. 2
             AMENDMENT OF THE ARTICLES OF INCORPORATION TO INCREASE
            THE NUMBER OF SHARES OF CLASS A COMMON STOCK AUTHORIZED

        The Board of Directors has approved an amendment to the Articles of Incorporation of the Company that would increase the number of authorized shares of Class A Common Stock of the company from 200 million to 300 million (the "Amendment"). The Board of Directors of the Company has unanimously approved the Amendment and recommends that you vote "FOR" the Amendment.

        The Articles of Incorporation of the Company currently authorize the issuance of up to 200 million shares of Class A Common Stock. As of the Record Date, ______ shares of Class A Common Stock of the of the Company were issued and outstanding. In addition, as of that date, the Company had agreed to mergers with two institutions that will require the Company to issue shares of Class A Common Stock in those mergers. These mergers can be completed without approval of the Amendment. Nevertheless, the Company continues to pursue potential merger transactions. It is likely that future merger transactions will be structured as exchanges of stock, which would require the Company to issue additional shares of its Common Stock. Also, the Company utilizes Common Stock in certain of its incentive plans and for other corporate purposes.

        The Company uses the poolings-of-interests accounting method for the vast majority of its mergers. The rules for poolings do not permit acquiring companies to engage in buyback programs for their own stock except in extremely limited circumstances. As a result, acquiring additional shares through a buyback program is not a viable alternative for the Company to increase the shares available to it for future mergers and other corporate purposes.

        In order to assure sufficient shares of Common Stock for issuance in the future, the Board recommends adoption of the Amendment. The Amendment will increase the number of authorized shares of Common Stock from 200 million to 300 million.

        The increase in the number of authorized shares will allow for the possibility of dilution of the interests of current holders of the Company's Common Stock. The degree of any such dilution would depend upon the number of additional shares of Common Stock that are issued in the future, as well as the price at which such shares are issued, neither of which can be determined with any accuracy at this time. However, it is not currently the intention of the Board of Directors to issue shares of Common Stock in dilutive transactions.

        The existence of a substantial number of shares of authorized but unissued shares of Common Stock could impede an attempt to acquire control of the Company. In that case, the Company would have the ability to issue additional shares of Common Stock in response to an attempt to acquire control. The Company does not currently intend to use the additional authorized shares for that purpose. The Amendment is not part of a plan to deter or defeat the ability of third parties to acquire control of the Company and is not proposed in response to any actual or perceived threat of a change in control of the Company. The Amendment is not intended or designed as an anti-takeover device.

Board of Directors Approval and Vote

        The Board of Directors unanimously approved the amendment at its meeting on January 27, 1998.

Vote Required and Recommendation

        The vote of a majority of the shares present at the Annual Meeting, in person or by proxy, is required in order to approve the Amendment.

     The  Board  of  Directors  has  unanimously   approved  the  Amendment  and
recommends that you vote "FOR" Proposal No. 2.


                                 PROPOSAL NO. 3
                          RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS

        Shareholders of the Company are being asked to ratify the Company's appointment of Ernst & Young LLP as its independent auditors for 1998, as described below.

        The firm of Ernst & Young LLP, certified public accountants, was the Company's independent auditors for the year 1997. The Board of Directors has appointed Ernst & Young LLP as independent auditors for the Company for the year 1998. Although the appointment of independent auditors is not required to be approved by shareholders, the Board of Directors believes it appropriate to submit this selection for ratification by shareholders. The Board of Directors, however, reserves the right to change independent auditors at any time notwithstanding shareholder approval. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Vote Required and Recommendation

        An affirmative vote by the holders of a majority of the shares of Common Stock voted at the Annual Meeting is required for the ratification of the appointment of independent auditors.

        The Board of Directors recommends that you vote "FOR" ratification of the appointment of Ernst & Young LLP as independent auditors.


                            SOLICITATION OF PROXIES

        The enclosed proxy is being solicited by the Board of Directors of the Company. The cost of soliciting proxies in the form enclosed will be borne by the Company. Directors, officers and employees of the Company may, but without compensation other than their regular compensation, solicit proxies by telephone, telegraph or personal interview. In addition, the Company has retained Kissel-Blake Inc. to assist in the solicitation of proxies. The fee of Kissel- Blake is estimated not to exceed $8,500 plus reasonable out-of-pocket costs and expenses. It is anticipated that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward proxy materials to beneficial owners and to obtain authorization for the execution of proxies, and the Company may, upon request, reimburse them for their related expenses.


                             SHAREHOLDER PROPOSALS

        Shareholders may submit proposals to be considered at the 1999 Annual Meeting of Shareholders if they do so in accordance with applicable regulations of the Securities and Exchange Commission. Any shareholder proposals must be submitted to the Secretary of the Company no later than November 9, 1998 in order to be considered for inclusion in the Company's 1999 proxy materials.

                                 OTHER MATTERS

        As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented at the Annual Meeting other than those described above. However, if other matters are properly brought before the Meeting or any adjournment thereof, the persons named in the enclosed proxy will vote the shares represented by them in accordance with their best judgment pursuant to discretionary authority granted in the proxy.


                                 ANNUAL REPORT

        The Annual Report to Shareholders containing financial statements for the Company's 1997 fiscal year has been mailed to shareholders prior to or with this Proxy Statement. However, the Annual Report does not form any part of the material for the solicitation of proxies.

        Upon written request by a shareholder, the Company will provide a copy of the Company's Form 10-K Annual Report for 1997, including the Annual Report of Shareholders, as filed with the Securities and Exchange Commission. Requests for copies should be addressed to Secretary, Hibernia Corporation, P. O. Box 61540, New Orleans, Louisiana 70161.

                                        By Order of the Board of Directors


                                        /s/ PATRICIA C. MERINGER
                                        Patricia C. Meringer
                                        Secretary


New Orleans, Louisiana
March 9, 1998



                                   EXHIBIT A

                     DESCRIPTION OF STOCK PERFORMANCE GRAPH

The accompanying proxy statement includes a five-year stock performance graph that depicts the performance of Hibernia Corporation's Common Stock over a five-year period commencing in 1992 and ending in 1997 and compares that performance to the performance of the Standard & Poor's 500 Composite Index and a peer group of bank holding companies over the same period. The identities of the peer group of bank holding companies are included in the accompanying proxy statement. The graph shows the years from 1992 through 1996 on the horizontal axis and the cumulative returns for each of Hibernia Corporation, the S&P 500 Composite Index and the peer group companies on the vertical axis.

        The following table shows the returns for each year shown on the horizontal axis of the graph for each of Hibernia, the S&P 500 Index and the peer group:


Company/Index        1993        1994        1995        1996        1997

Hibernia             $132.00     $135.00     $194.00     $245.00     $356.00

S&P 500 Index         109.00      109.00      168.00      221.00      384.00

Peer Group            110.00      111.00      153.00      189.00      251.00